UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2010

CHEETAH OIL & GAS LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-26907	93-1118938
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

17 Victoria Road, Nanaimo, British Columbia, Canada V9R 4N9
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (250) 714-1101

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On May 31, 2010, Cheetah Oil & Gas Ltd. (the “Company”) signed a settlement agreement with Enertopia Corp. (the “Assignee”) for an assignment agreement that was entered into by the Company and the Assignee on or about August 28, 2009, whereby the Assignee paid a fee of US$45,000.00 to earn a 57.76% share of the Company’s 8% interest in a proposed oil well to be drilled in Wilkinson County, Mississippi.

As of May 31, 2010, the oil well has not been drilled, due to weather conditions beyond the Company’s control. There is some doubt as to when or if this well will be drilled in any reasonable time period.

The Company and the Assignee wish to settle the existing Assigned Interest by making such assignment null and void, and issuing common shares and warrants of the Company in exchange for the $45,000.00 earlier received by the Assignee.

The Company agreed to allot and issue to the Assignee 375,000 restricted shares in the capital of the Company at a deemed price of US$0.12 per Share for each US$0.12 of the claim amount, and for each such share so issued, will issue one warrant to purchase a further share of the Company at a price of US$0.20 per share for a term of two years as full and final settlement of the US$45,000.00.

The Company issued the shares and warrants to one (1) US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. The Assignee represented that it was an “accredited investor” as such term is defined in Regulation D.

The securities referred to herein will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Settlement Agreement dated May 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2010

Cheetah Oil & Gas Ltd.
(Signature)	By: “/s/ Robert McAllister”
Robert McAllister
CEO